Align Confidential    Exhibit 99.1

Align Technology                        Zeno Group
Madelyn Valente                        Sarah Johnson
(909) 833-5839                            (828) 551-4201
mvalente@aligntech.com                    sarah.johnson@zenogroup.com

MOJDEH POUL AND KEVIN CONROY JOIN ALIGN TECHNOLOGY BOARD OF DIRECTORS

TEMPE, Ariz., SAN JOSE, Calif., MADISON, Wis., December 5, 2023 - Align Technology, Inc. (NASDAQ: ALGN) today announced that its Board of Directors has appointed Mojdeh Poul, former EVP and Group President of 3M Health Care and Kevin Conroy, President, Chief Executive Officer, and Chairman of the Board of Exact Sciences.

“I am pleased to welcome Mojdeh and Kevin to Align’s board of directors,” said Joe Hogan, president and CEO of Align Technology. “Each brings extensive experience across the healthcare industry that complements the depth and breadth of Align’s board. Mojdeh has led global businesses and operations in large multinational organizations and has deep expertise in business strategy and transformation, as well as commercial excellence. Kevin has an exceptional track-record for growth and his technical and clinical expertise, combined with a focus on digitally innovative solutions, have delivered amazing customer experiences. Mojdeh and Kevin are both outstanding additions to our board and I am confident that their knowledge and insights will benefit Align as we continue to drive the evolution of digital orthodontics and restorative dentistry globally.”

Mojdeh Poul (photo)

Mojdeh Poul was most recently executive vice president and group president of 3M Health Care where she was responsible for its global P&L, strategy, research & development, manufacturing and commercial operations. During her tenure at 3M, Ms. Poul held leadership roles, including executive vice president of Safety & Graphics Business Group, president of 3M Canada, and president of two divisions within the 3M Health Care Business Group. Prior to 3M, Ms. Poul held several leadership roles of increasing responsibility with Medtronic and Boston Scientific, two leading global medical technology companies. Prior to this, Ms. Poul held engineering positions with General Electric Plastics. Ms. Poul currently serves as a director of iRhythm Technologies and Stanley Black and Decker. Ms. Poul holds a M.B.A. degree from University of North Carolina, Chapel Hill, and M.Eng. and B.S. degrees in Mechanical Engineering from the University of Louisville.

Kevin Conroy (photo)
Kevin Conroy is President, Chief Executive Officer, and Chairman of the Board of Exact Sciences Corporation. He became CEO in 2009 and Chairman in 2014, transforming the organization into one of the world's premier cancer diagnostics companies. Mr. Conroy led Exact Sciences through the development and commercialization of its noninvasive colorectal cancer screening test, Cologuard®, which became the first medical device or diagnostic to receive simultaneous FDA approval and national Medicare coverage. Prior to Exact Sciences, Mr. Conroy served as CEO and president of Third Wave Technologies, held leadership positions at GE Healthcare, and practiced intellectual property law in private practice. Mr. Conroy formerly served as a director of Adaptive Biotechnologies Corporation, Epizyme, Inc., and SomaLogic, Inc. Mr. Conroy holds a J.D. degree from University of Michigan Law School and a B.S.E. degree in Electrical Engineering from Michigan State University.

Ms. Poul and Mr. Conroy will be included in the company’s slate of director nominees in the proxy statement for Align’s 2024 Annual Meeting of Shareholders. Align’s board is comprised of 10 directors, four of whom will have been appointed in the last six years.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 252 thousand doctor customers and is key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 26 years, Align has helped doctors treat 16.4 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align Digital Platform™, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.
For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.